Exhibit 21.1

LIST OF SUBSIDIARIES

U.S. Geothermal Inc. (incorporated in the State of Idaho)

Gerlach Geothermal LLC (organized in the State of Delaware)

U.S. Geothermal Services, LLC (organized in the State of Delaware)

USG Nevada LLC (organized in the State of Delaware)

USG Gerlach LLC (organized in the State of Delaware)

USG Oregon LLC (organized in the State of Delaware)

Oregon USG Holdings, LLC (organized in the State of Delaware)

U.S. Geothermal Guatemala, S.A. (organized in Guatemala)

Raft River Energy I LLC (organized in the State of Delaware)